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      AMENDMENT No. 3, dated July 20, 1998 (the "Amendment"), between Family
Golf Centers, Inc., a Delaware corporation ("Buyer"), and Golden Bear Golf, Inc., a Florida corporation ("Seller").

      WHEREAS, Buyer and Seller have entered into a Stock Purchase Agreement, dated as of June 16, 1998 (as amended, the "Agreement"), pursuant to which Buyer has agreed to sell to Seller, and Seller has agreed to purchase from Buyer, all of the outstanding capital stock of Golden Bear Golf Centers, Inc., a Florida Corporation ("GBGC"). (All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. Unless otherwise indicated, references to Sections will be to Sections in the Agreement.)

      WHEREAS, IMG Properties, Inc., a Michigan corporation ("IMG"), is currently a wholly-owned subsidiary of GBGC.

      WHEREAS, Seller has been unable to obtain the consent of the City of Royal Oak, Oakland County, Michigan to the transfer of a certain Ground Lease (the "Royal Oak Lease"), dated August 19, 1987, as amended, between the City of Royal Oak and GBGC (the "Royal Oak Consent").

      WHEREAS, the parties wish to amend the Agreement to provide for the spin-off by GBGC prior to the Closing of IMG to Seller and the subsequent sale by Seller to Buyer of all of the outstanding capital stock of IMG upon obtaining the Royal Oak Consent.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Spin-Off of IMG. Prior to the Closing Date, GBGC will (a) assign all of its right, title and interest in the Royal Oak Lease to IMG, (b) contribute, transfer and assign to IMG all of its right, title and interest in and to all properties and assets relating solely and specifically to the business conducted by GBGC at the facilities situated in the City of Royal Oak, Oakland County, Michigan (collectively, the "Royal Oak Facility"), (c) transfer and assign to IMG any and all outstanding and future obligations and liabilities of GBGC relating to the Royal Oak Facility and the business conducted by GBGC and/or IMG thereat, and (d) distribute all of the issued and outstanding stock of IMG to Seller (the "IMG Spin-Off"), all upon such terms and conditions, and pursuant to documentation, satisfactory to Buyer.

      2. Purchase Price Adjustment. In addition to the other adjustments to be made to the purchase price for GBGC pursuant to the Agreement, the purchase price shall be reduced by $3.0 million relating to the IMG Spin-Off. Buyer agrees to pay $753,333.40, representing a note payable to Dallas Highlander, Ltd. in the amount of $750,000 plus accrued interest, which will be paid by Buyer at Closing.

      3. The Sale of IMG. Upon the terms and subject to the conditions of this Amendment, (a) Seller shall sell, transfer and assign to Buyer all of Seller's right, title and interest in and to 1,000 shares (the "IMG Shares") of the common stock, without par value, of IMG representing all of the issued and outstanding capital stock of IMG, and (b) Buyer shall pay an amount equal to $2.65

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million in cash representing $3.0 million less a $350,000 note payable to
Andrew A. Giovannetti, which note will be assumed by Buyer at the IMG Closing (as defined). All other liabilities transferred to IMG by GBGC in connection with the IMG Spin-Off shall be deemed to be liabilities of GBGC solely for the purpose of calculating GBGC's Closing Date Liabilities and GBGC's Working Capital Deficiency and the preparation of the Estimate Certificate, but for no other purpose. However, if the IMG Closing does not occur, Seller shall receive an appropriate credit for such liabilities in connection with any final adjustment to the purchase price for the shares of GBGC. The purchase price for the shares of IMG shall be deposited in an escrow account with United States Trust Company of New York (the "Escrow Agent") pursuant to an escrow agreement (the "IMG Escrow Agreement") in the form of Exhibit A hereto among Buyer, Seller and the Escrow Agent.

      4. IMG Closing. Subject to the terms and conditions of the Agreement as amended hereby, and provided all other conditions to closing set forth in the Agreement as amended hereby have been fulfilled or waived, the closing of the sale of the IMG shares (the "IMG Closing") shall take place (a) at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176 at 10:00 a.m. on the first business day after the Royal Oak Consent is obtained; or (b) at such other place, time, and/or date upon which the parties hereto may otherwise agree. At the IMG Closing, upon delivery of the items set forth in Paragraph 5 hereof, Buyer and Seller shall send joint written instructions to the Escrow Agent instructing it to release the funds held in Escrow to Seller less an amount equal to the difference between interest earned on the escrowed funds and Buyer's cost of capital relating to such funds which amount shall be returned to Buyer. The date upon which the IMG Closing shall occur is referred to herein as the "IMG Closing Date."

      5. Conditions to Obligation to Effect the Sale and Deliveries at the IMG Closing. The obligations of Buyer to effect the sale of the IMG Shares shall be subject to the fulfillment at or prior to the IMG Closing date of the following conditions: (a) no action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction (other than a temporary restraining order) shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or governmental authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, (b) to the extent required, all necessary regulatory and governmental approvals and consents shall have been obtained, and (c) Seller shall deliver or cause to be delivered to Buyer the following: (i) certificates evidencing the IMG Shares to be sold, assigned and transferred to Buyer, including stock powers or other necessary instruments duly executed transferring all right, title and interest to the IMG Shares to Buyer; (ii) the certificates and opinions relating to IMG in the forms, and addressing the matters addressed by, the certificates and opinions delivered by Seller at the Closing; (iii) the Royal Oak Consent, any other commitments and consents relating to IMG contemplated and required by Section 6.3(d) of the Agreement and, to the extent not previously delivered, copies of all other consents, approvals and waivers required as a condition precedent to the IMG Closing;
(iv) the resignations of such officers and directors of IMG as Buyer shall have requested; and (v) the originals of deeds, easements, franchises, licenses, contracts and other documents described herein and such keys access codes, books and records and other items as are necessary for Buyer to enjoy the ownership of IMG.

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      6. Representations and Warranties of Seller. All of the representations and warranties of Seller set forth in Article IV of the Agreement remain in full force and effect. In addition, Seller represents and warrants that: (i) except for IMG, GBGC does not have any Subsidiaries; and (ii) at the Closing and the IMG Closing, Seller will have valid title to all of the IMG Shares to be sold and transferred to Buyer by Seller at the IMG Closing and such IMG Shares shall be free and clear of any lien, claim, charge, security interest, voting agreement, proxy or encumbrance.

      7. Covenants. Seller shall continue to abide by and shall cause IMG to abide by all of the covenants contained in Article V of the Agreement. For purposes of this Amendment, references to GBGC in said Article V shall mean and shall include references to IMG, references to the Closing Date shall mean and include the IMG Closing Date, and references to the sale of GBGC shall mean and include the sale of IMG as contemplated by this Amendment.

      8. Termination. The sale of the IMG Shares contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the IMG Closing Date, (i) in accordance with the terms of Section 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.5 of the Agreement, or (ii) at the option of
Buyer, if the IMG Closing Date shall not have occurred on or before August 19, 1998; provided, that, if the IMG Closing shall not have occurred by August 19, 1998 by reason that the Royal Oak Consent has not be obtained by such date, Buyer shall not have the right to abandon the sale of the IMG Shares contemplated hereby pursuant to this clause (ii) until September 18, 1998 so long as Seller is continuing to use its best efforts to obtain the Royal Oak Consent. For purposes of this Amendment, references to this Agreement in such Sections shall be deemed to be references to the Agreement or this Amendment and reference to GBGC Material Adverse Effect in Section 7.1.4 shall be deemed to mean a material adverse effect on the business, results of operations or financial condition of IMG.

      9. Effect of Termination. In the event of the abandonment of the sale of the IMG Shares as provided in Paragraph 10 hereof, there shall be no liability on the part of Buyer or Seller, except as otherwise set forth in the Agreement and except to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements set forth in the Agreement or this Amendment.

      10. Indemnification. (a) Notwithstanding anything to the contrary contained in the Agreement or this Amendment, all indemnification provisions contained in Article VIII, as amended by Amendment Number 2, dated July 6, 1998, of the Agreement will apply and remain in full force and effect. In addition, (i) after the IMG Closing Date, Seller shall indemnify and hold harmless Buyer, GBGC, IMG and each of their respective successors and assigns from and against any Tax liability attributable to or otherwise caused by the IMG Spin-Off, and (ii) if the IMG Closing does not occur, Seller shall indemnify Buyer, GBGC and their respective successors and assigns from and against any and all third party claims relating to liabilities of GBGC transferred to IMG in connection with the IMG Spin-Off. In addition, if the IMG Closing does not occur, Seller shall reimburse Buyer for any and all amounts expended by GBGC in respect of liabilities incurred by GBGC in connection with the Royal Oak Facility which by their nature can not be transferred to IMG (including, by way of example, and not by way of limitation, indebtedness incurred by GBGC in connection with the purchase of, improvements to, and the operation of, the Royal Oak Facility).

                                      -3-

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          (b) The parties acknowledge that GBGC is currently in possession of certain miniature golf holes manufactured for GBGC by Foam Technology ("FT") for use at GBGC's Toms River, New Jersey facility. The parties agree that if, subsequent to the Closing, GBGC determines to use such holes, it shall be responsible for making payment therefor to FT. If, however, GBGC determines in its sole discretion not to use such holes, it shall deliver such holes to Seller who shall be responsible for making payment therefor to FT and shall indemnify Buyer and GBGC from and against any liabilities, costs and expenses relating thereto (which indemnification shall not be subject to the $75,000 basket set forth in Section 8.2(iii) of the Agreement).

          (c) Buyer shall indemnify and hold harmless, Seller and Golden Bear International, Inc. ("GBI") and each of their respective successors and assigns from and against any and all liabilities incurred by Seller or GBI, as the case may be, in connection with the following: (i) Lease Guaranty, dated as of September 9, 1996, made by Seller in favor of Sugar Creek Golf Course, Inc.,
(ii) Term Lease Master Agreement, dated March 5, 1998, between Seller and IBM Credit Corporation, and (iii) Guaranty Agreement, dated July 29, 1996, made by GBI in favor of National City Bank of Pennsylvania.

      11. Except as amended hereby and by the Amendments dated June 29, 1998 and July 6, 1998, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have signed this amendment as of this 20th day of July, 1998.

                                            FAMILY GOLF CENTERS, INC.


                                            By: /s/ Robert J. Krause
                                               -------------------------------
                                               Name:  Robert J. Krause
                                               Title: Senior Vice President



                                            GOLDEN BEAR GOLF, INC.


                                            By: /s/ Stephen S. Winslett
                                               -------------------------------
                                               Name:  Stephen S. Winslett
                                               Title: Senior Vice President

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